Exhibit 99.1

EverBank Financial Corp Announces Second Quarter 2012 Financial Results and Initiation of Quarterly Dividend

JACKSONVILLE, FL, July 25, 2012 - EverBank Financial Corp (NYSE: EVER) (“EverBank” or the “Company”) announced today its financial results for the quarter ended June 30, 2012. In addition, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on August 21, 2012, to stockholders of record as of August 6, 2012.

“We are pleased that the investments we have made contributed to our solid asset and deposit growth in the second quarter,” said Robert M. Clements, Chairman and Chief Executive Officer. “Our financial results highlight our ability to deliver positive earnings while we continue to make investments that we expect will deliver future growth. In addition, the acquisition of the GE Business Property Lending unit, which we recently announced and is currently pending regulatory approval, will complement our strategic growth expansion as well as further diversify our balance sheet.”

Key Highlights

•	Total loans and leases were $10.9 billion at June 30, 2012, up $1.1 billion, or 11%, for the quarter and up $3.3 billion, or 44%, year over year.

•	Loans and leases originated were $2.7 billion for the second quarter 2012, an increase of 19% for the quarter and 89% year over year.

•	Closed the acquisition of the MetLife Warehouse Finance Business.

•	Our adjusted non-performing assets as a percentage of total assets was 1.46% at June 30, 2012, representing continued improvement from 1.63% at March 31, 2012 and 1.86% at December 31, 2011.[1]

•

GAAP net income was $11.2 million for the second quarter of 2012, compared to $21.8 million for the second quarter of 2011. GAAP diluted earnings per share (“EPS”) was $0.09 for the second quarter of 2012, compared to $0.08 in the first quarter of 2012 and $0.23 for the second quarter of 2011.

•

Adjusted net income was $36.5 million for the second quarter of 2012, compared to $25.5 million for the second quarter of 2011. Adjusted diluted EPS was $0.33 for the second quarter of 2012, as compared to $0.28 in the first quarter of 2012 and $0.26 for the second quarter of 2011.[1]

•	Deposits were $10.8 billion at June 30, 2012, up $0.3 billion, or 2%, from the first quarter 2012 and $0.9 billion, or 9%, as compared to the second quarter of 2011.

•	Announced the execution of a definitive agreement to acquire Business Property Lending, Inc. from GE Capital Real Estate, North America for a purchase price of approximately $2.51 billion.

“We completed the integration of the warehouse finance business and our second quarter results reflect the diversification and growth benefits to our franchise,” said W. Blake Wilson, President and Chief Operating Officer. “We continue to make strategic investments to support the future growth of the Company, including executing on our retail lending expansion strategy which generated approximately $300 million of new loans during the second quarter.”

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet

Continued Balance Sheet Growth

Total assets increased by $1.3 billion, or 9%, to $15.0 billion at June 30, 2012, from $13.8 billion at March 31, 2012, and by $2.5 billion, or 20%, from $12.5 billion at June 30, 2011. Our interest-earning assets for the second quarter 2012 were largely comprised of:

•	Residential loans held for investment which increased by 1% to $5.1 billion, from the second quarter of 2011;

•

Commercial and commercial real estate loans which increased by 63% to $1.8 billion, from the second quarter of 2011 excluding the warehouse loans acquired at closing of the warehouse finance acquisition, commercial and commercial real estate loans increased by 32% from the second quarter of 2011;

•	Commercial leases which increased by 43% to $0.7 billion, from the second quarter of 2011;

•	Loans held for sale, which now includes the majority of our GNMA pool buyouts, increased by 301% to $3.2 billion, from the second quarter of 2011; and

•	Investment securities which decreased by 26% to $2.2 billion, from the second quarter of 2011.

Loan Origination and Portfolio Activities

Organic originations of residential loans, commercial loans and leases totaled $2.7 billion for the second quarter of 2012.

During the second quarter of 2012, we closed on the warehouse finance acquisition. Total loans outstanding at closing on April 2, 2012, were $351 million, which we grew to $527 million by the end of second quarter through a combination of increased utilization and new customer originations.

Deposit and Other Funding Sources

Total deposits grew by $0.3 billion, or 2%, to $10.8 billion at June 30, 2012, from $10.6 billion at March 31, 2012, and by $0.9 billion, or 9%, from $9.9 billion at June 30, 2011. At June 30, 2012, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.4 billion, or 13%, of total deposits;

•	Interest-bearing checking accounts were $2.2 billion, or 20%, of total deposits;

•	Savings and money market accounts were $4.0 billion, or 37%, of total deposits;

•	Global markets money market and time accounts were $1.3 billion, or 12%, of total deposits; and

•	Time deposit accounts, excluding global markets, were $2.1 billion, or 19%, of total deposits.

Total other borrowings were $2.5 billion at June 30, 2012, compared to $1.7 billion at March 31, 2012, as a result of an increase in term Federal Home Loan Bank advances to fund the warehouse finance acquisition and to take advantage of historically low long-term borrowing rates.

Credit Quality

Our adjusted non-performing assets as a percentage of total assets decreased to 1.46% at June 30, 2012, from 1.63% at March 31, 2012. We recorded provision for loan and lease losses of $5.8 million during the second quarter of 2012, which is a decrease of $3.2 million, or 36%, when compared to the second quarter of 2011. Net charge-offs during the second quarter of 2012 declined to $6.6 million, from $9.5 million in the second quarter of 2011, a decline of 30%. On an annualized basis, net charge-offs were 0.34% of total average loans and leases held for investment outstanding for the second quarter of 2012, compared to 0.58% for the second quarter of 2011.

Originated Loan Repurchase Activity

Our loan repurchase activity declined during the second quarter 2012, with losses on repurchase obligations for loans sold or securitized of $2.4 million, a 25% and 43% decline when compared to the first quarter 2012 and second quarter 2011, respectively. Severities over the last twelve months were 44% as of second quarter 2012, compared to 58% in the second quarter 2011. We are currently reserved at more than three times our trailing twelve month net realized losses.

Capital Strength

Total shareholder’s equity was $1.2 billion at June 30, 2012, compared to $995 million at March 31, 2012. The increase is primarily due to the completion of our initial public offering on May 8, 2012, which raised $198 million. Additionally, at the initial public offering we converted all of our shares of Series B Preferred Stock into shares of our common stock. As a result at June 30, 2012, the ratio of tangible common equity to tangible assets was 7.8%. The bank’s Tier 1 leverage ratio was 8.3% and total risk-based capital ratio was 15.8% at June 30, 2012.

Income Statement Highlights

Net Interest Income

For the second quarter of 2012, net interest income increased by $12.1 million to $125.0 million, from $112.9 million for the second quarter of 2011. This increase in net interest income was attributable to an increase in interest income of $8.5 million, combined with a decrease in interest expense of $3.6 million. Our net interest margin decreased to 3.86% for the second quarter of 2012, from 4.22% for the second quarter of 2011. The primary driver of the decrease in net interest margin was a reduction in accretion income partially offset by a reduction in deposit and borrowing interest expense.

Noninterest Income

Noninterest income for the second quarter of 2012 increased by $21.2 million, or 40%, to $74.1 million compared to the same period in 2011. This increase was driven by production revenues and gain on sale of loans which increased by $68.7 million, to $79.8 million. The increase in noninterest income was partially offset by net loan servicing loss, which decreased by $47.1 million, to $(21.8) million. Net loan servicing loss includes a non-cash mortgage servicing rights impairment of $30.1 million, as well as increased amortization expense of $34.1 million, compared to $21.4 million in the second quarter of 2011. These changes were primarily related to the historic low interest rate environment resulting in strong residential lending volume of $2.3 billion and elevated servicing pay-off activity.

Noninterest Expense

Noninterest expense for the second quarter of 2012 increased by $54.1 million, or 44%, to $175.8 million from $121.7 million in the second quarter of 2011. The increase in noninterest expense was attributable to an increase in salaries, commissions and employee benefits, as well as professional and other fees and advertising expenses. Salaries, commissions and employee benefits increased by $20.0 million, or 35%, in the second quarter of 2012 compared to the second quarter 2011, due primarily to increased staffing and higher variable commission expenses in our Mortgage Banking segment. Professional fees increased by $6.1 million, or 47%, to $19.3 million due to acquisition-related costs, as well as continued regulatory-related expenses. Advertising and marketing expense increased by $4.9 million, or 133%, to $8.6 million as we reinitiated our deposit generation campaign. Credit related general and administrative expenses were $20.8 million in the second quarter of 2012, which remain at elevated levels, compared to $18.3 million in the second quarter of 2011.

Our adjusted consolidated efficiency ratio was 72% for the second quarter of 2012, or 63%, when excluding credit-related expenses from noninterest expense. The efficiency ratio for our Banking and Wealth Management segment was 54% for the second quarter of 2012, or 44%, when excluding credit-related expenses from noninterest expense.

During the first half of 2012, we added 147 residential lending professionals as a part of our retail lending expansion. As a result, the loan production volume from our retail offices increased by $217 million, or 244%, in the second quarter to $306 million, up from $89 million in the first quarter of 2012.

Income Tax Expense

Our effective tax rate for the second quarter of 2012 was 36%, compared to 38% for the second quarter of 2011.

Segment Analysis

•	Banking and Wealth Management adjusted pre-tax income was $60.6 million, including other credit-related expenses, foreclosure and OREO expenses of $14.0 million.

•	Mortgage Banking adjusted pre-tax income was $27.7 million, including other credit-related expenses, foreclosure and OREO expenses of $6.8 million.

•	Corporate Services had an adjusted pre-tax loss of $29.9 million.

Forward Looking Statements

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions in the United States and in the geographic regions and communities we serve; risks related to liquidity; changes in interest rates; risk of higher lease and loan charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; concentration of mass-affluent customers and jumbo mortgages; hedging strategies; risks related to securities held in our securities portfolio; delinquencies on our equipment leases and reductions in the resale value of leased equipment; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.

For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

Conference Call and Webcast

The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, July 26, 2012 to discuss its second quarter 2012 results. The dial-in number for the conference call is 1-877-941-4774 and the U.S. toll-free dial-in number is 1-480-629-9760, passcode is 4551597. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.abouteverbank.com/ir.

For those unable to participate in the conference call, a replay will be available from 11:30 a.m. Eastern Time on July 26, 2012 until 11:59 p.m. Eastern Time on August 1, 2012. The replay dial-in number is 1-877-870-5176 and the U.S. toll-free replay dial-in number is 1-858-384-5517, replay passcode is 4551597.

About EverBank Financial Corp

EverBank Financial Corp provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $15.0 billion in assets and $10.8 billion in deposits as of June 30, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to customers through the internet, over the phone, through the mail and at its Florida-based financial centers. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact

Justine Navaja

646.756.3702

everbank@shiftcomm.com

Investor Relations

877-755-6722

investor.relations@everbank.com

###

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands, except per share data)

	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$39,689	$31,441
Interest-bearing deposits in banks	478,543	263,540

Total cash and cash equivalents	518,232	294,981
Investment securities:
Available for sale, at fair value	1,850,526	1,903,922
Held to maturity (fair value of $196,382 and $194,350 as of June 30, 2012 and December 31, 2011, respectively)	190,615	189,518
Other investments	133,282	98,392

Total investment securities	2,174,423	2,191,832
Loans held for sale (includes $1,105,985 and $777,280 carried at fair value as of June 30, 2012 and December 31, 2011, respectively)	3,178,597	2,725,286
Loans and leases held for investment:
Covered by loss share or indemnification agreements	727,708	841,146
Not covered by loss share or indemnification agreements	7,057,722	5,678,135

Loans and leases held for investment, net of unearned income	7,785,430	6,519,281
Allowance for loan and lease losses	(77,393)	(77,765)

Total loans and leases held for investment, net	7,708,037	6,441,516
Equipment under operating leases, net	61,811	56,399
Mortgage servicing rights (MSR), net	415,962	489,496
Deferred income taxes, net	163,561	151,634
Premises and equipment, net	52,037	43,738
Other assets	768,164	646,796

Total Assets	$15,040,824	$13,041,678

Liabilities
Deposits:
Noninterest-bearing	$1,356,769	$1,234,615
Interest-bearing	9,446,974	9,031,148

Total deposits	10,803,743	10,265,763
Other borrowings	2,503,636	1,257,879
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	448,326	446,621

Total Liabilities	13,859,455	12,074,013

Commitments and Contingencies (Note 14)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized and 186,744 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at June 30, 2012) (Note 9)	—	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock and 136,544 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at June 30, 2012) (Note 9)	—	1
Common Stock, $0.01 par value (500,000,000 and 150,000,000 shares authorized at June 30, 2012 and December 31, 2011, respectively; 116,479,658 and 75,094,375 issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	1,165	751
Additional paid-in capital	762,422	561,247
Retained earnings	530,876	513,413
Accumulated other comprehensive income (loss) (AOCI)	(113,094)	(107,749)

Total Shareholders’ Equity	1,181,369	967,665

Total Liabilities and Shareholders’ Equity	$15,040,824	$13,041,678

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest Income
Interest and fees on loans and leases	$135,816	$118,527	$260,594	$241,520
Interest and dividends on investment securities	20,699	29,333	41,248	55,577
Other interest income	82	273	186	1,115

Total interest income	156,597	148,133	302,028	298,212
Interest Expense
Deposits	20,419	25,410	41,393	51,600
Other borrowings	11,194	9,813	20,028	20,009

Total interest expense	31,613	35,223	61,421	71,609

Net Interest Income	124,984	112,910	240,607	226,603
Provision for Loan and Lease Losses	5,757	9,004	17,112	27,034

Net Interest Income after Provision for Loan and Lease Losses	119,227	103,906	223,495	199,569
Noninterest Income
Loan servicing fee income	42,483	46,757	88,039	95,633
Amortization and impairment of mortgage servicing rights	(64,277)	(21,429)	(108,760)	(44,217)

Net loan servicing income (loss)	(21,794)	25,328	(20,721)	51,416
Gain on sale of loans	69,926	5,456	118,103	18,933
Loan production revenue	9,852	5,588	17,289	11,995
Deposit fee income	5,828	6,435	12,067	11,595
Other lease income	8,822	8,336	17,485	15,068
Other	1,489	1,790	3,093	9,778

Total noninterest income	74,123	52,933	147,316	118,785
Noninterest Expense
Salaries, commissions and other employee benefits expense	76,277	56,321	142,867	113,694
Equipment expense	16,889	11,709	32,837	22,469
Occupancy expense	6,017	5,031	11,366	9,571
General and administrative expense	76,600	48,650	147,534	121,216

Total noninterest expense	175,783	121,711	334,604	266,950

Income before Provision for Income Taxes	17,567	35,128	36,207	51,404
Provision for Income Taxes	6,395	13,333	13,189	20,193

Net Income	$11,172	$21,795	$23,018	$31,211

Less: Net Income Allocated to Participating Preferred Stock	(1,685)	(4,417)	(7,664)	(6,824)

Net Income Allocated to Common Shareholders	$9,487	$17,378	$15,354	$24,387

Basic Earnings Per Share	$0.09	$0.23	$0.17	$0.33
Diluted Earnings Per Share	$0.09	$0.23	$0.17	$0.32

Non-GAAP Financial Measures

This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Adjusted Tangible Shareholders’ Equity, Tangible Assets, and Adjusted Efficiency Ratios are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.

In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income

	Three Months Ended
(dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net income	$11,172	$11,846	$13,760	$7,758	$21,795
Transaction and non-recurring regulatory related expense, net of tax	6,143	3,884	4,331	4,751	2,136
Increase in Bank of Florida non-accretable discount, net of tax	463	2,135	2,208	298	—
Early adoption of TDR guidance and policy change, net of tax	—	—	—	—	1,561
MSR impairment, net of tax	18,684	9,389	11,638	12,824	—

Adjusted net income	$36,462	$27,254	$31,937	$25,631	$25,492

Tangible Equity, Adjusted Tangible Equity and Tangible Assets

(dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Shareholders’ equity	$1,181,369	$994,689	$967,665	$973,708	$1,027,685
Less:
Goodwill	10,238	10,238	10,238	10,238	10,238
Intangible assets	6,700	7,052	7,404	7,756	8,081

Tangible equity	$1,164,431	$977,399	$950,023	$955,714	$1,009,366
Less:
Accumulated other comprehensive loss	(113,094)	(89,196)	(107,749)	(87,303)	(24,728)

Adjusted tangible equity	$1,277,525	$1,066,595	$1,057,772	$1,043,017	$1,034,094

Total assets	$15,040,824	$13,774,821	$13,041,678	$12,550,764	$12,520,174
Less:
Goodwill	10,238	10,238	10,238	10,238	10,238
Intangible assets	6,700	7,052	7,404	7,756	8,081

Tangible assets	$15,023,886	$13,757,531	$13,024,036	$12,532,770	$12,501,855

Regulatory Capital (bank level)

(dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Shareholders’ equity	$1,263,687	$1,099,404	$1,070,887	$1,078,080	$1,130,104
Less: Goodwill and other intangibles	(16,938)	(17,290)	(17,642)	(17,994)	(18,319)
Disallowed servicing asset	(36,650)	(40,783)	(38,925)	(36,570)	(31,927)
Disallowed deferred tax asset	(70,357)	(71,302)	(71,803)	(72,147)	(74,522)
Add: Accumulated losses on securities and cash flow hedges	110,101	86,981	105,682	85,525	25,051

Tier 1 capital	1,249,843	1,057,010	1,048,199	1,036,894	1,030,387
Less: Low-level recourse and residual interests	—	(20,424)	(21,587)	(20,431)	(19,079)
Add: Allowance for loan and lease losses	77,393	78,254	77,765	83,826	80,419

Total regulatory capital	$1,327,236	$1,114,840	$1,104,377	$1,100,289	$1,091,727

Adjusted total assets	$15,022,729	$13,731,482	$13,081,401	$12,550,738	$12,438,222
Risk-weighted assets	8,424,290	7,311,556	7,043,371	7,007,339	6,648,103

EverBank Financial Corp and Subsidiaries

Non-Performing Assets (1)

(dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Non-accrual loans and leases:
Residential mortgages	$66,956	$74,810	$81,594	$74,194	$65,130
Commercial and commercial real estate	95,882	89,576	104,829	92,966	88,086
Lease financing receivables	1,295	1,861	2,385	1,745	1,986
Home equity lines	4,256	3,771	4,251	3,803	2,730
Consumer and credit card	573	571	419	471	641

Total non-accrual loans and leases	168,962	170,589	193,478	173,179	158,573
Accruing loans 90 days or more past due	1,800	5,119	6,673	4,808	4,584

Total non-performing loans (NPL)	170,762	175,708	200,151	177,987	163,157
Other real estate owned (OREO)	49,248	49,304	42,664	39,431	42,081

Total non-performing assets (NPA)	220,010	225,012	242,815	217,418	205,238
Troubled debt restructurings (TDR) less than 90 days past due	93,184	92,954	92,628	89,129	79,242

Total NPA and TDR (1)	$313,194	$317,966	$335,443	$306,547	$284,480

Total NPA and TDR	$313,194	$317,966	$335,443	$306,547	$284,480
Government-insured 90 days or more past due still accruing	1,647,567	1,530,665	1,570,787	883,478	762,461
Bank of Florida loans accounted for under ASC 310-30:
90 days or more past due	140,797	146,379	149,743	159,767	190,544
OREO	20,379	22,852	19,456	19,616	22,566

Total regulatory NPA and TDR	$2,121,937	$2,017,862	$2,075,429	$1,369,408	$1,260,051

Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	1.57%	1.80%	2.18%	2.23%	2.16%
NPA to total assets	1.46	1.63	1.86	1.73	1.64
NPA and TDR to total assets	2.08	2.31	2.57	2.44	2.27

Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	18.00%	18.95%	20.95%	15.28%	14.77%
NPA to total assets	13.49	13.97	15.20	10.20	9.43
NPA and TDR to total assets	14.11	14.65	15.91	10.91	10.06

(1)	We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property acquired in the Bank of Florida acquisition accounted for under ASC 310-30 because as of June 30, 2012, we expected to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries

Business Segments Selected Financial Information

(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended June 30, 2012
Net interest income	$114,801	$11,790	$(1,607)	$—	$124,984
Provision for loan and lease losses	5,041	716	—	—	5,757

Net interest income after provision for loan and lease losses	109,760	11,074	(1,607)	—	119,227
Noninterest income	25,605	48,524	(6)	—	74,123
Noninterest expense:
Foreclosure and OREO expense	12,378	2,591	—	—	14,969
Other credit-related expenses	1,604	4,193	9	—	5,806
All other noninterest expense	61,564	60,686	32,758	—	155,008

Income (loss) before income tax	59,819	(7,872)	(34,380)	—	17,567

Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	747	—	—	—	747
MSR impairment	—	30,135	—	—	30,135
Transaction and non-recurring regulatory related expense	—	5,461	4,448	—	9,909

Adjusted income (loss) before income tax	60,566	27,724	(29,932)	—	58,358

Total assets as of June 30, 2012	13,327,046	1,902,152	124,406	(312,780)	15,040,824

Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	53.8%				88.3%
excluding foreclosure, OREO expenses and other credit-related expenses	43.8%				77.9%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	53.8%				72.4%
excluding foreclosure, OREO expenses and other credit-related expenses	43.8%				63.3%

Three Months Ended March 31, 2012
Net interest income	$106,545	$10,496	$(1,418)	$—	$115,623
Provision for loan and lease losses	10,315	1,040	—	—	11,355

Net interest income after provision for loan and lease losses	96,230	9,456	(1,418)	—	104,268
Noninterest income	25,228	47,873	92	—	73,193
Noninterest expense:
Foreclosure and OREO expense	7,962	2,997	—	—	10,959
Other credit-related expenses	(183)	11,990	3	—	11,810
All other noninterest expense	51,846	56,864	27,342	—	136,052

Income (loss) before income tax	61,833	(14,522)	(28,671)	—	18,640

Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	3,444	—	—	—	3,444
MSR impairment	—	15,144	—	—	15,144
Transaction and non-recurring regulatory related expense	—	4,722	1,542	—	6,264

Adjusted income (loss) before income tax	65,277	5,344	(27,129)	—	43,492

Total assets as of March 31, 2012	12,494,752	1,438,744	92,381	(251,056)	13,774,821

Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	45.2%				84.1%
excluding foreclosure, OREO expenses and other credit-related expenses	39.3%				72.1%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	45.2%				74.8%
excluding foreclosure, OREO expenses and other credit-related expenses	39.3%				63.6%

Three Months Ended June 30, 2011
Net interest income	$105,107	$9,487	$(1,684)	$—	$112,910
Provision for loan and lease losses	8,235	769	—	—	9,004

Net interest income after provision for loan and lease losses	96,872	8,718	(1,684)	—	103,906
Noninterest income	15,728	37,204	1	—	52,933
Noninterest expense:
Foreclosure and OREO expense	4,639	4,125	—	—	8,764
Other credit-related expenses	1,634	7,922	—	—	9,556
All other noninterest expense	39,941	35,910	27,540	—	103,391

Income (loss) before income tax	66,386	(2,035)	(29,223)	—	35,128

Adjustment items (pre-tax):
Early adoption of TDR guidance and policy change	2,517	—	—	—	2,517
Transaction and non-recurring regulatory related expense	—	946	2,496	—	3,442

Adjusted income (loss) before income tax	68,903	(1,089)	(26,727)	—	41,087

Total assets as of June 30, 2011	11,140,910	1,482,997	130,615	(234,348)	12,520,174

Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	38.2%				73.4%
excluding foreclosure, OREO expenses and other credit-related expenses	33.1%				62.3%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	38.2%				71.3%
excluding foreclosure, OREO expenses and other credit-related expenses	33.1%				60.3%